Exhibit (17)(e)

Legg Mason Partners High Income Fund

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Partners

High Income Fund

Annual Report • July 31, 2007

What’s

Inside

Fund Objective

The Fund seeks high current income by investing primarily in high yield corporate bonds, debentures and notes. These securities are commonly known as “junk bonds” because they are rated in the lower rating categories of nationally and internationally recognized statistical rating agencies, or, if unrated, determined by the subadviser to be of similar credit quality.

Letter from Chairman	I

Fund Overview	1

Fund at a Glance	4

Fund Expenses	5

Fund Performance	7

Historical Performance	8

Schedule of Investments	9

Statement of Assets and Liabilities	22

Statement of Operations	23

Statements of Changes in Net Assets	24

Financial Highlights	25

Notes to Financial Statements	29

Report of Independent Registered Public Accounting Firm	40

Additional Information	41

Letter from the Chairman

R. JAY GERKEN, CFA

Chairman, President and

Chief Executive Officer

Dear Shareholder,

The U.S. economy was mixed during the 12-month reporting period ended July 31, 2007. After expanding 2.4% in the second quarter of 2006, U.S. gross domestic product (“GDP”)i increased 1.1% in the third quarter and 2.1% in the fourth quarter of 2006.ii In the first quarter of 2007, GDP growth was a tepid 0.6%, according to the U.S. Commerce Department. This is the lowest growth rate since the fourth quarter of 2002. While consumer spending remained fairly solid, ongoing troubles in the housing market continued to negatively impact the economy. The economy then rebounded, as the preliminary estimate for second quarter 2007 GDP growth was a solid 4.0%, its highest rate since the first quarter of 2006. While consumer spending moderated, this was offset by a sharp increase in business spending and exports.

After increasing the federal funds rateiii to 5.25% in June 2006—the 17th consecutive rate hike—the Federal Reserve Board (“Fed”)iv held rates steady at its last eight meetings. In its statement accompanying the June 2007 meeting, the Fed stated: “Financial markets have been volatile in recent weeks, credit conditions have become tighter for some households and businesses, and the housing correction is ongoing. Nevertheless, the economy seems likely to continue to expand at a moderate pace over coming quarters, supported by solid growth in employment and incomes and a robust global economy.”

During the 12-month reporting period, both short- and long-term Treasury yields experienced periods of volatility. Yields fluctuated early in the period, given mixed economic data and shifting expectations regarding the Fed’s future monetary policy. Then, after falling during the first three months of 2007, yields moved steadily higher over much of the second quarter of the year. This was due, in part, to inflationary fears, a solid job market and mounting expectations that the Fed would not be cutting short-term

Legg Mason Partners High Income Fund        I

rates in the foreseeable future. Two-year Treasury yields spiked to 5.10% on June 14th, versus 4.58% when the second quarter began. Ten-year Treasury yields moved up even more dramatically, cresting at 5.26% on June 12th—their highest rate in five years. In contrast, 10-year Treasury yields were 4.65% at the end of March 2007. After their highs in mid June, yields then moved sharply lower, as general economic concerns regarding the subprime mortgage market triggered a “flight to quality”. As of July 31, 2007, yields on two- and 10-year Treasuries were 4.56% and 4.78%, respectively. Looking at the 12-month period as a whole, the overall bond market, as measured by the Lehman Brothers U.S. Aggregate Indexv, returned 5.58%.

The high yield bond market generated positive results over the 12-month period ended July 31, 2007 despite weakness late in the fiscal year. For the 12 months ended July 31, 2007, the Citigroup High Yield Market Indexvi returned 6.83%. With interest rates relatively low, demand for higher yielding bonds, overall, remained solid. The high yield market was further aided by strong corporate profits and low default rates.

Despite periods of weakness, emerging markets debt generated positive results, as the JPMorgan Emerging Markets Bond Index Global (“EMBI Global”)vii gained 7.16% during the reporting period. Overall solid demand, an expanding global economy and strong domestic spending supported many emerging market countries.

Since the close of the reporting period, the U.S. fixed-income markets have experienced a period of extreme volatility which has negatively impacted market liquidity conditions. Initially, the concern on the part of market participants was limited to the subprime segment of the mortgage-backed market. However, these concerns have since broadened to include a wide range of financial institutions and markets. As a result, other fixed-income instruments, as well as domestic and international equity markets, have experienced increased price volatility.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year

II        Legg Mason Partners High Income Fund

and to learn how those conditions have affected Fund performance.

Special Shareholder Notices

Effective May 17, 2007, the Fund is managed by a team of portfolio managers, sector specialists and other investment professionals led by S. Kenneth Leech, Stephen A. Walsh, Michael C. Buchanan, Detlev S. Schlichter and Keith J. Gardner. The team is responsible for overseeing the day-to-day operations of the Fund. Messrs. Leech, Walsh, Buchanan, and Gardner are employed by Western Asset Management Company (“Western Asset”). Mr. Schlichter is employed by Western Asset Management Company Limited (“Western Asset Limited”). Western Asset and Western Asset Limited are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

With a goal of moving the mutual funds formerly advised by Citigroup Asset Management (“CAM”) to a more cohesive and rational operating platform, Legg Mason recommended a number of governance- and investment-related proposals to streamline and restructure the funds. The Boards of Directors/Trustees of the affected funds have carefully considered and approved these proposals and, where required, have obtained shareholder approval. As such, the following changes became effective during the month of April 2007:

•

Funds Redomiciled and Single Form of Organization Adopted: The legacy CAM funds have been redomiciled to a single jurisdiction and a single form of corporate structure has been introduced. Equity funds have been grouped for organizational and governance purposes with other funds in the fund complex that are predominantly equity funds, and fixed-income funds have been grouped with other funds that are predominantly fixed-income funds. Additionally, the funds have adopted a single form of organization as a Maryland business trust, with all funds operating under uniform charter documents.

•	New Boards Elected: New Boards have been elected for the legacy CAM funds. The 10 Boards previously overseeing the funds have been realigned and consolidated into 2 Boards, with the remaining

Legg Mason Partners High Income Fund        III

Boards each overseeing a distinct asset class or product type: equity or fixed income.

•

Revised Fundamental Investment Policies Instituted: A uniform set of fundamental investment policies has been instituted for most funds, to the extent appropriate. Please note, however, that each fund will continue to be managed in accordance with its prospectus and statement of additional information, as well as any policies or guidelines that may have been established by the fund’s Board or investment manager.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

/s/ R. Jay Gerken
R. Jay Gerken, CFA Chairman, President and Chief Executive Officer

August 30, 2007

IV        Legg Mason Partners High Income Fund

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii	Source: U.S. Department of Commerce Bureau of Economic Analysis, 08/30/07.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

[v]

The Lehman Brothers U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

vi	The Citigroup High Yield Market Index is a broad-based unmanaged index of high yield securities.

vii

The JPMorgan Emerging Markets Bond Index Global (“EMBI Global”) tracks total returns for U.S. dollar denominated debt instruments issued by emerging market sovereign and quasi-sovereign entities: Brady bonds, loans, Eurobonds, and local market instruments. Countries covered are Algeria, Argentina, Brazil, Bulgaria, Chile, China, Colombia, Cote d’Ivoire, Croatia, Ecuador, Greece, Hungary, Lebanon, Malaysia, Mexico, Morocco, Nigeria, Panama, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Thailand, Turkey and Venezuela.

Legg Mason Partners High Income Fund        V

Fund Overview

Q. What were the overall market conditions during the Fund’s reporting period?

A. Over the 12-month period ended July 31, 2007, the bond market faced a number of challenges, including signs of economic growth leading to inflationary pressures and uncertainty regarding the future actions of the Federal Reserve Board (“Fed”)i. As the period progressed, oil prices moderated, a cooling housing market triggered an economic slowdown and the Fed continued to keep short-term interest rates steady at 5.25%. Over the 12-month period, there were several instances of increased volatility in the bond market. These were often triggered by changing perceptions regarding the economy, inflation and the monetary policy of the Fed. In addition, there were periodic “flights to quality” to higher rated bonds during periods of stock market unrest and due to general economic concerns surrounding subprime mortgages.

In terms of the high yield bond market, overall it generated solid results during the fiscal year. A strong global economy, continued investor demand and low default rates aided the market for much of the period. That said, the fiscal year ended on a negative note as fallout from the subprime mortgage market caused lower quality bond prices to fall and erase a portion of the high yield market’s previous gains.

Legg Mason Partners High Income Fund 2007 Annual Report        1

Performance Review

For the 12 months ended July 31, 2007, Class A shares of Legg Mason Partners High Income Fund, excluding sales charges, returned 6.75%. These shares outperformed the Lipper High Current Yield Funds Category Average1 which increased 6.21% over the same time frame. The Fund’s unmanaged benchmark, the Citigroup High Yield Market (7-10 Year) Indexii, returned 7.08% for the same period.

Performance Snapshot as of July 31, 2007 (excluding sales charges) (unaudited)

	6 Months	12 Months
High Income Fund—Class A Shares	-2.34%	6.75%
Citigroup High Yield Market (7-10 Year) Index	-2.32%	7.08%
Lipper High Current Yield Funds Category Average	-1.36%	6.21%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value, investment returns and yields will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/InvestorServices.

Excluding sales charges, Class B shares returned -2.40%, Class C shares returned -2.52% and Class I shares returned -2.18% over the six months ended July 31, 2007. Excluding sales charges, Class B shares returned 6.25%, Class C shares returned 6.31% and Class I shares returned 6.90% over the 12 months ended July 31, 2007. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.

Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.

The 30-Day SEC Yields for Class A, B, C and I shares were 7.85%, 7.82%, 7.82% and 8.48%, respectively, for the period ending July 31, 2007. Absent current expense reimbursements and/or fee waivers, the 30-Day SEC Yields for Class A, B, C and I shares would have been 7.85%, 7.82%, 7.79% and 8.48%, respectively. The 30-Day SEC Yield is the average annualized net investment income per share for the 30-day period indicated and is subject to change.

Total Annual Operating Expenses (unaudited)

As of the Fund’s most current prospectus dated April 16, 2007, the gross total operating expenses for Class A, Class B, Class C and Class I shares were 0.92%, 1.43%, 1.39% and 0.63%, respectively.

As a result of a contractual expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets will not exceed 1.38% for Class C shares until December 1, 2008.

Q.	What were the most significant factors affecting Fund performance?

What were the leading contributors to performance?

A. Our overweight exposure to lower-rated CCC securities aided relative performance during the period as they outperformed their higher-rated counterparts. Our positioning within industries also enhanced relative performance. In particular, our overweights to

[1]

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended July 31, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 462 funds for the six-month period and among the 447 funds for the 12-month period in the Fund’s Lipper category, and excluding sales charges.

2        Legg Mason Partners High Income Fund 2007 Annual Report

the strong performing media and transportation infrastructure sectors contributed to our relative results, as did our underweights to the lagging technology and consumer cyclical sectors. Additionally, individual issue selection aided relative performance during the fiscal year. Over the period, seven of the Fund’s 10 largest overweight positions outperformed the Citigroup High Yield Market (7-10 Year) Index and seven of the Fund’s largest underweight positions lagged the Citigroup High Yield Market (7-10 Year) Index.

What were the leading detractors from performance?

A. Several individual holdings detracted from the Fund’s performance during the fiscal year. In particular, overweight positions in longer-term GMAC bonds, as well as securities by Bassell and Saint acquisition were negative contributors to results.

Q.	Were there any significant changes to the Fund during the reporting period?

A. There were no significant changes during the reporting period.

Thank you for your investment in the Legg Mason Partners High Income Fund. As always, we appreciate that you have chosen us to manage your assets, and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Western Asset Management Company

August 13, 2007

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of July 31, 2007 and are subject to change and may not be representative of the portfolio managers’ current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: General Motors Acceptance Corp. (1.5%), Freeport-McMoRan Cooper & Gold Inc. (1.4%), General Motors Corp. (1.4%), Williams Cos. Inc. (1.3%), Ocwen Capital Trust I (1.2%), Russian Federation (1.1%), Hertz Corp. (1.0%), NRG Energy Inc. (1.0%), CCH I Holdings LLC/CCH Holdings Capital Corp. (1.0%), Intelsat Bermuda LTD. (0.9%). Please refer to pages 9 through 21 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. Portfolio holdings are subject to change at any time and may not be representative of the portfolio managers’ current or future investments. The Fund’s top five sector holdings (as a percentage of net assets) as of July 31, 2007 were: Oil, Gas & Consumable Fuels (11.2%), Media (8.5%), Diversified Telecommunication Services (7.1%), Health Care Providers & Services (5.8%), Hotels, Restaurants & Leisure (4.7%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Keep in mind High-yield bonds are rated below investment-grade and carry more risk than higher rated securities. Investments in bonds are subject to interest rate and credit risks. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. Also, the Fund is subject to certain risks of overseas investing, including currency fluctuations, differing securities regulations and periods of illiquidity, which could result in significant market fluctuations. These risks are magnified in emerging markets. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

ii	The Citigroup High Yield Market (7-10 Year) Index is an unmanaged broad-based index of high yield bonds with a remaining maturity of at least seven years, but less than ten years.

Legg Mason Partners High Income Fund 2007 Annual Report        3

Fund at a Glance (unaudited)

4        Legg Mason Partners High Income Fund 2007 Annual Report

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on February 1, 2007 and held for the six months ended July 31, 2007.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratio(3)	Expenses Paid During the Period(4)
Class A	(2.34)%	$1,000.00	$976.60	0.93%	$4.56
Class B	(2.40)	1,000.00	976.00	1.40	6.86
Class C	(2.52)	1,000.00	974.80	1.34	6.56
Class I(5)	(2.18)	1,000.00	978.20	0.64	3.14

(1)	For the six months ended July 31, 2007.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	The expense ratios do not include the non-recurring restructuring and/or reorganization fees.
(4)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

(5)	As of November 20, 2006, Class Y shares were renamed Class I shares.

Legg Mason Partners High Income Fund 2007 Annual Report        5

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio(2)	Expenses Paid During the Period(3)
Class A	5.00%	$1,000.00	$1,020.18	0.93%	$4.66
Class B	5.00	1,000.00	1,017.85	1.40	7.00
Class C	5.00	1,000.00	1,018.15	1.34	6.71
Class I(4)	5.00	1,000.00	1,021.62	0.64	3.21

(1)	For the six months ended July 31, 2007.
(2)	The expense ratios do not include the non-recurring restructuring and/or reorganization fees.
(3)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

(4)	As of November 20, 2006, Class Y shares were renamed Class I shares.

6        Legg Mason Partners High Income Fund 2007 Annual Report

Fund Performance

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)
	Class A	Class B	Class C	Class I(3)
Twelve Months Ended 7/31/07	6.75%	6.25%	6.31%	6.90%
Five Years Ended 7/31/07	10.95	10.39	10.44	11.27
Ten Years Ended 7/31/07	3.55	3.04	3.10	3.88
Inception* through 7/31/07	6.16	6.32	5.23	5.04	‡

	With Sales Charges(4)
	Class A(5)	Class B	Class C	Class I(3)
Twelve Months Ended 7/31/07	2.28%	1.80%	5.32%	6.90%
Five Years Ended 7/31/07	9.98	10.26	10.44	11.27
Ten Years Ended 7/31/07	3.10	3.04	3.10	3.88
Inception* through 7/31/07	5.85	6.32	5.23	5.04	‡

Cumulative Total Returns(1) (unaudited)

Without Sales Charges(2)
Class A (7/31/97 through 7/31/07)	41.71%
Class B (7/31/97 through 7/31/07)	34.86
Class C (7/31/97 through 7/31/07)	35.67
Class I(3) (7/31/97 through 7/31/07)	46.32

(1)

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable CDSC with respect to Class B and C shares.

(3)	As of November 20, 2006, Class Y shares were renamed Class I shares.
(4)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 4.25%; Class B shares reflect the deduction of a 4.50% CDSC, which applies if shares are redeemed within one year from purchase payment. This CDSC declines by 0.50% the first year after purchase payment and thereafter by 1.00% per year until no CDSC is incurred. Class C shares also reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

(5)	Class A shares maximum initial sales charge decreased from 4.50% to 4.25% on November 20, 2006.
*	Inception dates for Class A, B, C and I shares are November 6, 1992, September 2, 1986, August 24, 1994 and April 28, 1995, respectively.
‡	Performance calculations for Class I shares use February 5, 1996 as the inception date since all Class I shares redeemed and new shares in Class I were not purchased until February 5, 1996.

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Historical Performance (unaudited)

Value of $10,000 Invested in Class B Shares of the Legg Mason Partners High Income Fund vs. Citigroup High Yield Market (7 — 10 Year) Index† (July 1997 — July 2007)

†	Hypothetical illustration of $10,000 invested in Class B shares on July 31, 1997, assuming reinvestment of all distributions including returns of capital, if any, at net asset value through July 31, 2007. The Citigroup High Yield Market (7-10 Year) Index is an unmanaged broad-based index of high yield bonds with a remaining maturity of at least seven years, but less than ten years. The Index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. The performance of the Fund’s other classes may be greater or less than the Class B shares’ performance indicated on this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other classes. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

8        Legg Mason Partners High Income Fund 2007 Annual Report

Schedule of Investments (July 31, 2007)

LEGG MASON PARTNERS HIGH INCOME FUND

Face Amount	Security	Value
CORPORATE BONDS & NOTES — 92.3%
Aerospace & Defense — 2.2%

$2,610,000	Alliant Techsystems Inc., Senior Subordinated Notes, 6.750% due 4/1/16	$2,486,025
3,915,000	DRS Technologies Inc., Senior Subordinated Notes, 6.625% due 2/1/16	3,738,825
	Hawker Beechcraft Acquisition Co.:
2,780,000	Senior Notes, 8.875% due 4/1/15 (a)(b)	2,759,150
2,545,000	Senior Subordinated Notes, 9.750% due 4/1/17 (a)	2,525,912

	L-3 Communications Corp., Senior Subordinated Notes:
760,000	7.625% due 6/15/12	767,600
2,075,000	5.875% due 1/15/15	1,898,625
850,000	6.375% due 10/15/15	786,250

	Total Aerospace & Defense	14,962,387

Airlines — 1.3%

	Continental Airlines Inc.:
1,395,000	Notes, 8.750% due 12/1/11	1,325,250
1,160,000	Pass-Through Certificates, Series C, 7.339% due 4/19/14	1,153,980
4,450,000	DAE Aviation Holdings Inc., 11.250% due 8/1/15 (a)	4,338,750

	United Airlines Inc., Pass-Through Certificates:
316,338	Series 2000-1, Class B, 8.030% due 7/1/11	370,412
364,884	Series 2000-2, Senior Secured Notes, 7.032% due 10/1/10	366,710
1,673,712	Series 2002, Class A-2, 7.186% due 10/1/12	1,712,417

	Total Airlines	9,267,519

Auto Components — 1.1%

2,855,000	Keystone Automotive Operations Inc., Senior Subordinated Notes, 9.750% due 11/1/13	2,155,525
6,484,000	Visteon Corp., Senior Notes, 8.250% due 8/1/10	5,770,760

	Total Auto Components	7,926,285

Automobiles — 2.2%

5,000,000	Ford Motor Co., Notes, 7.450% due 7/16/31	3,875,000

	General Motors Corp.:
2,110,000	Notes, 7.200% due 1/15/11	1,904,275
11,335,000	Senior Debentures, 8.375% due 7/15/33	9,379,712

	Total Automobiles	15,158,987

Building Products — 1.7%

	Ainsworth Lumber Co., Ltd., Senior Notes:
1,005,000	7.250% due 10/1/12	731,138
440,000	6.750% due 3/15/14	301,400

	Associated Materials Inc.:
6,720,000	Senior Discount Notes, step bond to yield 12.503% due 3/1/14	4,166,400
1,010,000	Senior Subordinated Notes, 9.750% due 4/15/12	1,035,250
2,635,000	Nortek Inc., Senior Subordinated Notes, 8.500% due 9/1/14	2,279,275
5,100,000	NTK Holdings Inc., Senior Discount Notes, step bond to yield 12.411% due 3/1/14	3,136,500

	Total Building Products	11,649,963

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report        9

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Capital Markets — 0.4%

	E*TRADE Financial Corp., Senior Notes:
$1,775,000	7.375% due 9/15/13	$1,792,750
1,045,000	7.875% due 12/1/15	1,081,575

	Total Capital Markets	2,874,325

Chemicals — 2.0%

4,200,000	Georgia Gulf Corp., Senior Subordinated Notes, 9.500% due 10/15/14	4,011,000
1,360,000	Huntsman International LLC, Senior Subordinated Notes, 7.875% due 11/15/14	1,462,000

	Lyondell Chemical Co., Senior Notes:
1,130,000	8.000% due 9/15/14	1,214,750
935,000	8.250% due 9/15/16	1,028,500
2,060,000	Methanex Corp., Senior Notes, 8.750% due 8/15/12	2,224,800
4,555,000	Montell Finance Co. BV, Debentures, 8.100% due 3/15/27 (a)	3,985,625

	Total Chemicals	13,926,675

Commercial Banks — 0.4%

750,000	ATF Capital BV, Senior Notes, 9.250% due 2/21/14 (a)	785,625

	TuranAlem Finance BV, Bonds:
2,580,000	8.250% due 1/22/37 (a)	2,289,750

	Total Commercial Banks	3,075,375

Commercial Services & Supplies — 2.5%

4,126,000	Allied Security Escrow Corp., Senior Subordinated Notes, 11.375% due 7/15/11	4,105,370
675,000	Ashtead Holdings PLC, Secured Notes, 8.625% due 8/1/15 (a)	671,625
5,670,000	DynCorp International LLC/DIV Capital Corporation, Senior Subordinated Notes, Series B, 9.500% due 2/15/13	5,811,750
4,443,000	Interface Inc., Senior Notes, 10.375% due 2/1/10	4,642,935
2,365,000	Rental Services Corp., Senior Bonds, 9.500% due 12/1/14 (a)	2,317,700

	Total Commercial Services & Supplies	17,549,380

Consumer Finance — 4.3%

2,305,000	AmeriCredit Corp., Senior Notes, 8.500% due 7/1/15 (a)	2,224,325

	Ford Motor Credit Co.:

	Notes:
585,000	9.810% due 4/15/12 (c)	605,691
1,810,000	7.000% due 10/1/13	1,630,759

	Senior Notes:
2,466,000	10.610% due 6/15/11 (c)	2,558,500
4,300,000	9.875% due 8/10/11	4,357,874
1,000,000	8.110% due 1/13/12 (c)	955,719
1,500,000	8.000% due 12/15/16	1,384,629

	General Motors Acceptance Corp.:
10,740,000	Bonds, 8.000% due 11/1/31	10,111,624
6,510,000	Notes, 6.875% due 8/28/12	5,994,330

	Total Consumer Finance	29,823,451

See Notes to Financial Statements.

10        Legg Mason Partners High Income Fund 2007 Annual Report

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Containers & Packaging — 1.9%

$4,491,000	Graham Packaging Co. Inc., Senior Subordinated Notes, 9.875% due 10/15/14	$4,243,995
4,074,000	Graphic Packaging International Corp., Senior Subordinated Notes, 9.500% due 8/15/13	4,094,370
2,125,000	Plastipak Holdings Inc., Senior Notes, 8.500% due 12/15/15 (a)	2,156,875
1,775,000	Radnor Holdings Corp., Senior Notes, 11.000% due 3/15/10 (d)	11,094
3,130,000	Smurfit-Stone Container Corp., Senior Notes, 8.000% due 3/15/17	2,942,200

	Total Containers & Packaging	13,448,534

Diversified Consumer Services — 1.1%

	Education Management LLC/Education Management Finance Corp.:
1,475,000	Senior Notes, 8.750% due 6/1/14	1,475,000
3,420,000	Senior Subordinated Notes, 10.250% due 6/1/16	3,420,000

	Service Corp. International:
2,695,000	Debentures, 7.875% due 2/1/13	2,710,111
45,000	Senior Notes, 7.625% due 10/1/18	43,087

	Total Diversified Consumer Services	7,648,198

Diversified Financial Services — 2.6%

1,220,000	AAC Group Holding Corp., Senior Discount Notes, step bond to yield 10.260% due 10/1/12	1,055,300
1,080,000	Basell AF SCA, Senior Secured Subordinated Second Priority Notes, 8.375% due 8/15/15 (a)	966,600
2,010,000	CCM Merger Inc., Notes, 8.000% due 8/1/13 (a)	1,989,900
3,629,000	JPMorgan Chase London, zero coupon bond to yield 9.310% due 11/8/07 (a)	3,566,218
2,375,000	Milacron Escrow Corp., Senior Secured Notes, 11.500% due 5/15/11	2,232,500
950,000	Smurfit Kappa Funding PLC, Senior Subordinated Notes, 7.750% due 4/1/15	912,000
1,005,000	Standard Aero Holdings Inc., 8.250% due 9/1/14	1,060,275
869,000	UCAR Finance Inc., Senior Notes, 10.250% due 2/15/12	912,450
1,590,000	Vangent Inc., Senior Subordinated Notes, 9.625% due 2/15/15 (a)	1,510,500
285,000	Vanguard Health Holdings Co. I LLC, Senior Discount Notes, step bond to yield 10.440% due 10/1/15	209,475
3,450,000	Vanguard Health Holdings Co. II LLC, Senior Subordinated Notes, 9.000% due 10/1/14	3,225,750

	Total Diversified Financial Services	17,640,968

Diversified Telecommunication Services — 7.1%

3,094,000	Cincinnati Bell Inc., Senior Notes, 7.000% due 2/15/15	2,923,830
695,000	Cincinnati Bell Telephone Co., Senior Debentures, 6.300% due 12/1/28	601,175

	Citizens Communications Co.:
170,000	7.050% due 10/1/46	125,375
305,000	Senior Bonds, 7.125% due 3/15/19	277,169
3,055,000	Senior Notes, 7.875% due 1/15/27	2,703,675
3,570,000	GT Group Telecom Inc., Senior Discount Notes, 13.250% due 2/1/10 (d)(e)(f)	0

	Intelsat Bermuda Ltd.:
2,600,000	9.250% due 6/15/16	2,665,000
6,200,000	Senior Notes, 11.250% due 6/15/16	6,510,000

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report        11

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Diversified Telecommunication Services — 7.1% (continued)

	Intelsat Corp.:
$645,000	9.000% due 6/15/16	$649,837
6,000	Senior Notes, 9.000% due 8/15/14	6,068

	Level 3 Financing Inc.:
2,250,000	9.250% due 11/1/14	2,160,000
2,690,000	Senior Notes, 9.150% due 2/15/15 (a)(c)	2,555,500
3,035,000	Nordic Telephone Co. Holdings, Senior Secured Bonds, 8.875% due 5/1/16 (a)	3,019,825
4,120,000	NTL Cable PLC, Senior Notes, 9.125% due 8/15/16	4,181,800
1,710,000	PAETEC Holding Corp., Secured, 9.500% due 7/15/15 (a)	1,641,600

	Qwest Corp.:
4,355,000	Notes, 8.875% due 3/15/12	4,599,969
3,720,000	Senior Notes, 7.500% due 10/1/14	3,664,200
1,525,000	Univision Communications Inc., 9.750% due 3/15/15 (a)(b)	1,395,375
4,280,000	Wind Acquisition Finance SA, Senior Bonds, 10.750% due 12/1/15 (a)	4,429,800
4,765,000	Windstream Corp., Senior Notes, 8.625% due 8/1/16	4,848,387

	Total Diversified Telecommunication Services	48,958,585

Electric Utilities — 1.7%

740,000	IPALCO Enterprises Inc., Secured Notes, 8.625% due 11/14/11	765,900
1,347,368	Midwest Generation LLC, Pass-Through Certificates, Series B, 8.560% due 1/2/16	1,391,578
5,790,000	Orion Power Holdings Inc., Senior Notes, 12.000% due 5/1/10	6,311,100
3,310,000	VeraSun Energy Corp., Senior Notes, 9.375% due 6/1/17 (a)	3,028,650

	Total Electric Utilities	11,497,228

Electronic Equipment & Instruments — 0.3%

	NXP BV/NXP Funding LLC:
650,000	Senior Notes, 9.500% due 10/15/15	565,500
1,935,000	Senior Secured Notes, 7.875% due 10/15/14	1,797,131

	Total Electronic Equipment & Instruments	2,362,631

Energy Equipment & Services — 1.2%

327,000	ANR Pipeline Co., Debentures, 9.625% due 11/1/21	430,068
2,795,000	Complete Production Services Inc., 8.000% due 12/15/16	2,697,175
1,165,000	GulfMark Offshore Inc., Senior Subordinated Notes, 7.750% due 7/15/14	1,147,525
1,735,000	Pride International Inc., Senior Notes, 7.375% due 7/15/14	1,730,662
700,000	Southern Natural Gas Co., Senior Notes, 8.000% due 3/1/32	782,699
1,540,000	Tennessee Gas Pipeline Co., Bonds, 8.375% due 6/15/32	1,790,067

	Total Energy Equipment & Services	8,578,196

Food & Staples Retailing — 0.5%

3,302,000	Delhaize America Inc., Debentures, 9.000% due 4/15/31	3,663,982

Food Products — 0.5%

3,825,000	Dole Food Co. Inc., Senior Notes, 7.250% due 6/15/10	3,528,563

Gas Utilities — 0.6%

4,685,000	Suburban Propane Partners LP/Suburban Energy Finance Corp., Senior Notes, 6.875% due 12/15/13	4,333,625

See Notes to Financial Statements.

12        Legg Mason Partners High Income Fund 2007 Annual Report

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Health Care Equipment & Supplies — 0.3%

$1,600,000	Advanced Medical Optics Inc., 7.500% due 5/1/17	$1,464,000
100,000	Fresenius Medical Care Capital Trust II, 7.875% due 2/1/08 (a)	100,275
170,000	Fresenius Medical Care Capital Trust IV, 7.875% due 6/15/11	174,250

	Total Health Care Equipment & Supplies	1,738,525

Health Care Providers & Services — 5.8%

5,920,000	Community Health Systems Inc., Senior Notes, 8.875% due 7/15/15 (a)	5,779,400
5,370,000	DaVita Inc., Senior Subordinated Notes, 7.250% due 3/15/15	5,114,925

	HCA Inc.:

	Notes:
270,000	9.000% due 12/15/14	263,097
815,000	6.375% due 1/15/15	633,663
3,195,000	7.690% due 6/15/25	2,664,157

	Senior Secured Notes:
2,445,000	9.250% due 11/15/16 (a)	2,432,775
6,130,000	9.625% due 11/15/16 (a)(b)	6,099,350
4,250,000	IASIS Healthcare LLC/IASIS Capital Corp., Senior Subordinated Notes, 8.750% due 6/15/14	4,101,250

	Tenet Healthcare Corp., Senior Notes:
1,190,000	6.375% due 12/1/11	1,017,450
6,800,000	7.375% due 2/1/13	5,712,000
1,952,000	9.875% due 7/1/14	1,747,040

	Universal Hospital Services Inc., Secured Notes:
715,000	8.500% due 6/1/15 (a)(b)	648,863
740,000	8.759% due 6/1/15 (a)(c)	693,750
3,395,000	US Oncology Holdings Inc., Senior Notes, 9.797% due 3/15/12 (a)(b)(c)	3,157,350

	Total Health Care Providers & Services	40,065,070

Hotels, Restaurants & Leisure — 4.7%

280,000	AMC Entertainment Inc., Senior Subordinated Notes, 8.000% due 3/1/14	256,900
180,000	Boyd Gaming Corp., Senior Subordinated Notes, 6.750% due 4/15/14	170,100
3,375,000	Buffets Inc., Senior Notes, 12.500% due 11/1/14	2,750,625
1,880,000	Denny’s Holdings Inc., Senior Notes, 10.000% due 10/1/12	1,917,600
1,510,000	El Pollo Loco Inc., Senior Notes, 11.750% due 11/15/13	1,532,650
1,565,000	Fontainebleau Las Vegas Holdings LLC/Fontainebleau Las Vegas Capital Corp., 10.250% due 6/15/15 (a)	1,357,637
4,970,000	Inn of the Mountain Gods Resort & Casino, Senior Notes, 12.000% due 11/15/10	5,293,050
1,500,000	Mandalay Resort Group, Senior Subordinated Debentures, 7.625% due 7/15/13	1,353,750

	MGM MIRAGE Inc.:

	Senior Notes:
505,000	7.500% due 6/1/16	472,175
2,635,000	7.625% due 1/15/17	2,463,725
1,025,000	Senior Subordinated Notes, 8.375% due 2/1/11	1,042,938
2,437,500	Nortek Bank Debt, Senior Subordinated Notes, 7.610% due 9/1/14 (c)	2,349,141
1,470,000	OSI Restaurant Partners Inc., Senior Notes, 10.000% due 6/15/15 (a)	1,286,250

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report        13

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Hotels, Restaurants & Leisure — 4.7% (continued)

$800,000	Pinnacle Entertainment Inc., Senior Subordinated Notes, 8.250% due 3/15/12	$812,000
2,015,000	Sbarro Inc., Senior Notes, 10.375% due 2/1/15	1,773,200

	Snoqualmie Entertainment Authority, Senior Secured Notes:
1,130,000	9.150% due 2/1/14 (a)(c)	1,118,700
510,000	9.125% due 2/1/15 (a)	507,450

	Station Casinos Inc.:
3,245,000	Senior Notes, 7.750% due 8/15/16	3,058,412
250,000	Senior Subordinated Notes, 6.625% due 3/15/18	201,250

	Turning Stone Casino Resort Enterprise, Senior Notes:
2,625,000	9.125% due 12/15/10 (a)	2,664,375
235,000	9.125% due 9/15/14 (a)	238,525

	Total Hotels, Restaurants & Leisure	32,620,453

Household Durables — 1.8%

265,000	American Greetings Corp., Senior Notes, 7.375% due 6/1/16	251,750
2,860,000	Jarden Corp., Senior Subordinated Notes, 7.500% due 5/1/17	2,588,300

	K Hovnanian Enterprises Inc.:
820,000	6.250% due 1/15/16	627,300

	Senior Notes:
3,430,000	7.500% due 5/15/16	2,761,150
310,000	8.625% due 1/15/17	257,300
2,890,000	Norcraft Cos. LP/Norcraft Finance Corp., Senior Subordinated Notes, 9.000% due 11/1/11	2,904,450
2,660,000	Norcraft Holdings LP/Norcraft Capital Corp., Senior Discount Notes, step bond to yield 10.390% due 9/1/12	2,300,900
475,000	Sealy Mattress Co., Senior Subordinated Notes, 8.250% due 6/15/14	470,250

	Total Household Durables	12,161,400

Household Products — 0.3%

1,825,000	Visant Holding Corp., Senior Notes, 8.750% due 12/1/13	1,815,875

Independent Power Producers & Energy Traders — 3.7%

1,305,000	AES China Generating Co., Ltd., Class A, 8.250% due 6/26/10	1,300,720

	AES Corp.:
2,370,000	Senior Notes, 9.500% due 6/1/09	2,429,250
550,000	Senior Secured Notes, 9.000% due 5/15/15 (a)	581,625
3,960,000	Dynegy Holdings Inc., Senior Notes, 7.750% due 6/1/19 (a)	3,445,200

	Edison Mission Energy, Senior Notes:
495,000	7.500% due 6/15/13	480,150
2,240,000	7.750% due 6/15/16	2,156,000
1,780,000	7.200% due 5/15/19 (a)	1,597,550
1,890,000	7.625% due 5/15/27 (a)	1,658,475

	Mirant Mid Atlantic LLC:
1,127,105	Pass-Through Certificates, Series B, 9.125% due 6/30/17	1,239,062
282,545	Series C, 10.060% due 12/30/28	339,231
2,680,000	Mirant North America LLC, Senior Notes, 7.375% due 12/31/13	2,680,000
7,000,000	NRG Energy Inc., Senior Notes, 7.375% due 2/1/16	6,772,500
760,000	TXU Corp., Senior Notes, Series Q, 6.500% due 11/15/24	598,879

	Total Independent Power Producers & Energy Traders	25,278,642

See Notes to Financial Statements.

14        Legg Mason Partners High Income Fund 2007 Annual Report

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Internet & Catalog Retail — 0.2%

$1,625,000	FTD Inc., Senior Subordinated Notes, 7.750% due 2/15/14	$1,523,438

IT Services — 0.9%

	SunGard Data Systems Inc.:
1,950,000	Senior Notes, 9.125% due 8/15/13	1,969,500
4,405,000	Senior Subordinated Notes, 10.250% due 8/15/15	4,427,025

	Total IT Services	6,396,525

Leisure Equipment & Products — 0.3%

2,540,000	WMG Acquisition Corp., Senior Subordinated Notes, 7.375% due 4/15/14	2,286,000

Machinery — 0.2%

1,060,000	American Railcar Industries Inc., Senior Notes, 7.500% due 3/1/14	1,038,800

Media — 8.4%

2,260,000	Affinion Group Inc., Senior Subordinated Notes, 11.500% due 10/15/15	2,282,600
4,050,000	AMC Entertainment Inc., Senior Subordinated Notes, 11.000% due 2/1/16	4,201,875

	CCH I Holdings LLC/CCH I Holdings Capital Corp.:
270,000	Senior Accreting Notes, 12.125% due 1/15/15	261,900
6,870,000	Senior Notes, 11.750% due 5/15/14	6,595,200
6,022,000	CCH I LLC/CCH Capital Corp., Senior Secured Notes, 11.000% due 10/1/15	6,052,110

	CCH II LLC/CCH II Capital Corp., Senior Notes:
2,060,000	10.250% due 9/15/10	2,106,350
2,000,000	10.250% due 10/1/13	2,055,000
1,230,000	Charter Communications Holdings LLC, Senior Discount Notes, 12.125% due 1/15/12	1,251,525
960,000	Charter Communications Holdings LLC/Charter Communications Holdings Capital Corp., Senior Discount Notes, 11.750% due 5/15/11	969,600
2,540,000	CMP Susquehanna Corp., 9.875% due 5/15/14	2,374,900

	CSC Holdings Inc.:

	Senior Debentures:
125,000	7.625% due 7/15/18	111,875
155,000	Series B, 8.125% due 8/15/09	155,000

	Senior Notes, Series B:
2,775,000	8.125% due 7/15/09	2,775,000
1,345,000	7.625% due 4/1/11	1,294,562
2,025,000	6.750% due 4/15/12	1,847,812
1,365,000	Dex Media East LLC/Dex Media East Finance Co., Senior Notes, Series B, 12.125% due 11/15/12	1,458,844
3,174,000	Dex Media West LLC/Dex Media Finance Co., Senior Subordinated Notes, Series B, 9.875% due 8/15/13	3,348,570
4,605,000	EchoStar DBS Corp., Senior Notes, 7.125% due 2/1/16	4,374,750
485,000	Idearc Inc., Senior Notes, 8.000% due 11/15/16	461,963
585,000	ION Media Networks Inc., Senior Secured Notes, 11.610% due 1/15/13 (a)(c)	592,313
2,785,000	Quebecor Media Inc., Senior Notes, 7.750% due 3/15/16	2,631,825

	R.H. Donnelley Corp., Senior Discount Notes:
555,000	Series A-1, 6.875% due 1/15/13	502,275
705,000	Series A-2, 6.875% due 1/15/13	638,025

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report        15

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Media — 8.4% (continued)

$2,000,000	R.H. Donnelley Finance Corp. I, Senior Subordinated Notes, 10.875% due 12/15/12 (a)	$2,120,000

	TL Acquisitions Inc.:
3,300,000	Senior Notes, 10.500% due 1/15/15 (a)	3,052,500
2,500,000	Senior Subordinated Notes, step bond to yield 13.249% due 7/15/15 (a)	1,900,775

	XM Satellite Radio Inc., Senior Notes:
1,560,000	9.856% due 5/1/13 (c)	1,482,000
955,000	9.750% due 5/1/14	931,125

	Total Media	57,830,274

Metals & Mining — 3.6%
790,000	Chaparral Steel Co., Senior Notes, 10.000% due 7/15/13	874,925
9,060,000	Freeport-McMoRan Copper & Gold Inc., Senior Notes, 8.375% due 4/1/17	9,535,650

	Metals USA Holdings Corp., Senior Notes:
1,165,000	11.360% due 1/15/12 (a)(b)(c)	1,165,000
2,060,000	11.360% due 7/1/12 (a)(b)(c)	1,905,500
3,840,000	Metals USA Inc., Senior Secured Notes, 11.125% due 12/1/15	4,108,800
2,340,000	Noranda Aluminum Holding Corp., Senior Notes, 11.146% due 11/15/14 (a)(b)(c)	2,211,300
2,775,000	Novelis Inc., Senior Notes, 7.250% due 2/15/15	2,795,812
2,400,000	Tube City IMS Corp., 9.750% due 2/1/15	2,346,000

	Total Metals & Mining	24,942,987

Multiline Retail — 1.6%

	Dollar General Corp.:
3,070,000	Senior Notes, 10.625% due 7/15/15 (a)	2,732,300
2,930,000	Senior Subordinated Notes, 11.875% due 7/15/17 (a)(b)	2,505,150

	Neiman Marcus Group Inc.:
3,680,000	Senior Notes, 9.000% due 10/15/15 (b)	3,854,800
1,640,000	Senior Subordinated Notes, 10.375% due 10/15/15	1,734,300

	Total Multiline Retail	10,826,550

Oil, Gas & Consumable Fuels — 10.3%

5,465,000	Belden & Blake Corp., Secured Notes, 8.750% due 7/15/12	5,492,325

	Chesapeake Energy Corp., Senior Notes:
1,865,000	6.375% due 6/15/15	1,760,094
4,505,000	6.250% due 1/15/18	4,088,287
1,520,000	Compagnie Generale de Geophysique SA, Senior Notes, 7.500% due 5/15/15	1,489,600
2,371,476	Corral Finans AB, 10.360% due 4/15/10 (a)(b)(c)	2,300,332

	El Paso Corp., Medium-Term Notes:
950,000	8.050% due 10/15/30	947,082
5,915,000	7.800% due 8/1/31	5,742,323
3,585,000	7.750% due 1/15/32	3,460,454
160,000	Encore Acquisition Co., Senior Subordinated Notes, 6.250% due 4/15/14	140,000

	Enterprise Products Operating LP:
525,000	7.034% due 1/15/68 (c)	480,865
1,920,000	Junior Subordinated Notes, 8.375% due 8/1/66 (c)	1,961,965

See Notes to Financial Statements.

16        Legg Mason Partners High Income Fund 2007 Annual Report

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Oil, Gas & Consumable Fuels — 10.3% (continued)

$3,760,000	EXCO Resources Inc., Senior Notes, 7.250% due 1/15/11	$3,750,600
2,950,000	International Coal Group Inc., Senior Notes, 10.250% due 7/15/14	2,581,250

	Mariner Energy Inc., Senior Notes:
1,580,000	7.500% due 4/15/13	1,504,950
555,000	8.000% due 5/15/17	524,475

	OPTI Canada Inc., Senior Secured Notes:
280,000	7.875% due 12/15/14 (a)	275,800
1,510,000	8.250% due 12/15/14 (a)	1,517,550
1,690,000	Petrohawk Energy Corp., Senior Notes, 9.125% due 7/15/13	1,749,150

	Petroplus Finance Ltd.:
900,000	6.750% due 5/1/14 (a)	825,750
1,540,000	7.000% due 5/1/17 (a)	1,412,950

	Pogo Producing Co., Senior Subordinated Notes:
2,695,000	6.875% due 10/1/17	2,721,950
1,155,000	Series B, 8.250% due 4/15/11	1,173,769
4,550,000	SemGroup LP, Senior Notes, 8.750% due 11/15/15 (a)	4,504,500
170,000	SESI LLC, Senior Notes, 6.875% due 6/1/14	158,950
2,000,000	Stallion Oilfield Services, 1.000% due 7/31/12	1,970,000
2,745,000	Stone Energy Corp., Senior Subordinated Notes, 8.250% due 12/15/11	2,717,550
1,855,000	W&T Offshore Inc., Senior Notes, 8.250% due 6/15/14 (a)	1,752,975
640,000	Western Oil Sands Inc., Secured Notes, 8.375% due 5/1/12	704,000
2,080,000	Whiting Petroleum Corp., Senior Subordinated Notes, 7.000% due 2/1/14	1,955,200

	Williams Cos. Inc., Notes:
8,660,000	7.875% due 9/1/21	9,049,700
1,896,000	8.750% due 3/15/32	2,104,560

	Total Oil, Gas & Consumable Fuels	70,818,956

Paper & Forest Products — 2.4%

	Abitibi-Consolidated Co. of Canada, Senior Notes:
1,520,000	6.000% due 6/20/13	1,208,400
2,245,000	8.375% due 4/1/15	1,840,900

	Abitibi-Consolidated Inc.:
785,000	Debentures, 8.850% due 8/1/30	628,000

	Notes:
280,000	7.750% due 6/15/11	247,800
1,695,000	7.400% due 4/1/18	1,296,675
4,410,000	Appleton Papers Inc., Senior Subordinated Notes, Series B, 9.750% due 6/15/14	4,542,300

	NewPage Corp.:

	Senior Secured Notes:
1,640,000	10.000% due 5/1/12	1,681,000
1,985,000	11.606% due 5/1/12 (c)	2,133,875
1,785,000	Senior Subordinated Notes, 12.000% due 5/1/13	1,867,556
1,250,000	Smurfit Capital Funding PLC, Debentures, 7.500% due 11/20/25	1,184,375

	Total Paper & Forest Products	16,630,881

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report        17

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Pharmaceuticals — 0.7%

$6,025,000	Leiner Health Products Inc., Senior Subordinated Notes, 11.000% due 6/1/12	$5,061,000

Real Estate Investment Trusts (REITs) — 0.7%

830,000	Forest City Enterprises Inc., Senior Notes, 6.500% due 2/1/17	755,300
750,000	Kimball Hill Inc., Senior Subordinated Notes, 10.500% due 12/15/12	611,250

	Ventas Realty LP/Ventas Capital Corp.:
475,000	8.750% due 5/1/09	489,250
200,000	6.750% due 6/1/10	198,500
158,000	9.000% due 5/1/12	167,480

	Senior Notes:
735,000	6.500% due 6/1/16	682,631
1,840,000	6.750% due 4/1/17	1,729,600

	Total Real Estate Investment Trusts (REITs)	4,634,011

Real Estate Management & Development — 1.0%

1,665,000	Ashton Woods USA LLC/Ashton Woods Finance Co., Senior Subordinated Notes, 9.500% due 10/1/15	1,390,275
6,190,000	Realogy Corp., Senior Subordinated Notes, 12.375% due 4/15/15 (a)	5,199,600

	Total Real Estate Management & Development	6,589,875

Road & Rail — 1.9%

3,785,000	Grupo Transportacion Ferroviaria Mexicana SA de CV, Senior Notes, 9.375% due 5/1/12	4,012,100
6,735,000	Hertz Corp., Senior Subordinated Notes, 10.500% due 1/1/16	7,004,400

	Kansas City Southern de Mexico, Senior Notes:
740,000	7.625% due 12/1/13 (a)	741,850
235,000	7.375% due 3/1/14 (a)	228,537
850,000	Kansas City Southern Railway, Senior Notes, 7.500% due 6/15/09	841,500

	Total Road & Rail	12,828,387

Semiconductors & Semiconductor Equipment — 0.4%

2,760,000	Freescale Semiconductor Inc., Senior Notes, 8.875% due 12/15/14 (a)	2,532,300

Software — 0.3%

2,440,000	Activant Solutions Inc., Senior Subordinated Notes, 9.500% due 5/1/16	2,202,100

Specialty Retail — 0.4%

360,000	AutoNation Inc., Senior Notes, 7.000% due 4/15/14	338,400
2,665,000	Blockbuster Inc., Senior Subordinated Notes, 9.000% due 9/1/12	2,231,938
465,000	Eye Care Centers of America, Senior Subordinated Notes, 10.750% due 2/15/15	511,500

	Total Specialty Retail	3,081,838

Textiles, Apparel & Luxury Goods — 1.7%

	Levi Strauss & Co., Senior Notes:
4,495,000	9.750% due 1/15/15	4,562,425
460,000	8.875% due 4/1/16	446,200
691,000	Oxford Industries Inc., Senior Notes, 8.875% due 6/1/11	701,365
7,450,000	Simmons Co., Senior Discount Notes, step bond to yield 10.060% due 12/15/14	5,699,250

	Total Textiles, Apparel & Luxury Goods	11,409,240

See Notes to Financial Statements.

18        Legg Mason Partners High Income Fund 2007 Annual Report

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Thrifts & Mortgage Finance — 1.2%

$7,890,000	Ocwen Capital Trust I, Capital Securities, 10.875% due 8/1/27	$8,087,250

Tobacco — 0.4%

	Alliance One International Inc., Senior Notes:
1,450,000	8.500% due 5/15/12 (a)	1,435,500
690,000	11.000% due 5/15/12	727,950
580,000	Reynolds American Inc., 6.500% due 7/15/10	590,579

	Total Tobacco	2,754,029

Trading Companies & Distributors — 1.1%

1,737,000	Ashtead Capital Inc., Notes, 9.000% due 8/15/16 (a)	1,754,370
2,255,000	H&E Equipment Services Inc., Senior Notes, 8.375% due 7/15/16	2,311,375
2,760,000	Penhall International Corp., Senior Secured Notes, 12.000% due 8/1/14 (a)	2,939,400
475,000	TransDigm Inc., Senior Subordinated Notes, 7.750% due 7/15/14 (a)	467,875

	Total Trading Companies & Distributors	7,473,020

Transportation Infrastructure — 0.7%

994,000	H-Lines Finance Holding Corp., step bond to yield 10.890% due 4/1/13	991,515

	Saint Acquisition Corp., Secured Notes:
400,000	13.107% due 5/15/15 (a)(c)	286,000
5,200,000	12.500% due 5/15/17 (a)	3,718,000

	Total Transportation Infrastructure	4,995,515

Wireless Telecommunication Services — 1.7%

1,040,000	MetroPCS Wireless Inc., Senior Notes, 9.250% due 11/1/14 (a)	1,024,400

	Rural Cellular Corp.:
1,335,000	Senior Notes, 9.875% due 2/1/10	1,391,737
1,480,000	Senior Secured Notes, 8.250% due 3/15/12	1,524,400
2,120,000	Senior Subordinated Notes, 8.360% due 6/1/13 (a)(c)	2,141,200
5,590,000	True Move Co., Ltd., 10.750% due 12/16/13 (a)	5,925,400

	Total Wireless Telecommunication Services	12,007,137

	TOTAL CORPORATE BONDS & NOTES (Cost — $666,672,000)	637,504,935
ASSET-BACKED SECURITY — 0.0%
Diversified Financial Services — 0.0%

8,721,391	Airplanes Pass-Through Trust, Subordinated Notes, Series D, 10.875% due 3/15/19 (d)(e)(f) (Cost — $9,766,723)	0
CONVERTIBLE BOND & NOTE — 0.2%
Diversified Financial Services — 0.2%

840,000	Ford Motor Co., Senior Notes, 4.250% due 12/15/36 (Cost — $840,000)	976,500
LOAN PARTICIPATIONS — 2.0%
Containers & Packaging — 0.3%
2,000,000	Berry Plastics Corp., Senior Term Loan, 11.610% due 6/15/14 (c)	1,840,000

Oil, Gas & Consumable Fuels — 0.7%

5,000,000	SandRidge Energy, Term Loan, (Bank of America) 8.625% due 4/1/15 (c)(g)	4,900,000

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report         19

Schedule of Investments (July 31, 2007) (continued)

Face Amount	Security	Value
Paper & Forest Products — 0.8%

	Bluegrass Container Co. LLC:
$3,030,303	Second Lien, Tranche, (Lehman Brothers) 10.320% due 12/30/13 (c)(g)	$2,990,530
969,697	Term Loans, (Lehman Brothers) 10.320% due 12/30/13 (c)(g)	956,970
1,500,000	Verso Paper Holdings Term Loan, (Credit Suisse Securities) 11.605% due 2/1/12 (c)(g)	1,496,250

	Total Paper & Forest Products	5,443,750

Trading Companies & Distributors — 0.2%

1,500,000	Penhall International Corp., Term Loan, (Deutsche Bank) 12.824% due 4/1/12 (c)(g)	1,533,750

	TOTAL LOAN PARTICIPATIONS (Cost — $13,907,788)	13,717,500
SOVEREIGN BONDS — 1.6%
Brazil — 0.5%

	Federative Republic of Brazil:
2,033,000	11.000% due 8/17/40	2,628,669
570,000	Collective Action Securities, Notes, 8.000% due 1/15/18	618,165

	Total Brazil	3,246,834

Russia — 1.1%

6,935,150	Russian Federation, 7.500% due 3/31/30 (a)	7,604,825

	TOTAL SOVEREIGN BONDS (Cost — $10,838,682)	10,851,659

Shares
COMMON STOCKS — 0.0%
CONSUMER DISCRETIONARY — 0.0%
Household Durables — 0.0%

8,819,088	Home Interiors & Gifts Inc. (e)(f)*	88,191
CONSUMER STAPLES — 0.0%
Food Products — 0.0%

185,784	Aurora Foods Inc. (e)(f)*	0
INDUSTRIALS — 0.0%
Construction & Engineering — 0.0%

749	Washington Group International Inc.*	60,160
MATERIALS — 0.0%
Chemicals — 0.0%

3	Pliant Corp. (e)(f)*	0
TELECOMMUNICATION SERVICES — 0.0%
Diversified Telecommunication Services — 0.0%

7,716	McLeodUSA Inc., Class A Shares (e)(f)*	0
18,375	Pagemart Wireless (e)(f)*	184

	TOTAL TELECOMMUNICATION SERVICES	184
	TOTAL COMMON STOCKS (Cost — $4,375,892)	148,535

See Notes to Financial Statements.

20        Legg Mason Partners High Income Fund 2007 Annual Report

Schedule of Investments (July 31, 2007) (continued)

Shares	Security	Value
PREFERRED STOCKS — 0.1%
CONSUMER DISCRETIONARY — 0.1%
Media — 0.1%

118	ION Media Networks Inc. (b)* (Cost — $1,058,767)	$843,700
CONVERTIBLE PREFERRED STOCKS — 0.2%
ENERGY — 0.2%
Oil, Gas & Consumable Fuels — 0.2%

5,038	Chesapeake Energy Corp. Convertible (Cost — $1,265,781)	1,405,602

Warrants
WARRANTS — 0.0%

3,650	Cybernet Internet Services International Inc., Expires 7/1/09 (a)(e)(f)*	0
3,305	GT Group Telecom Inc., Class B Shares, Expires 2/1/10 (a)(e)(f)*	0
2,735	IWO Holdings Inc., Expires 1/15/11 (a)(e)(f)*	0
1,835	Jazztel PLC, Expires 7/15/10 (e)(f)*	0
3,775	Merrill Corp., Class B Shares, Expires 5/1/09 (a)(e)(f)*	0
15,803	Next Generation Network Inc., Expires 2/1/08 (e)(f)*	0
10,149	Viasystems Group Inc., Expires 1/31/10 (e)(f)*	0

	TOTAL WARRANTS (Cost — $1,598,964)	0
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $710,324,597)	665,448,431

Face Amount
SHORT-TERM INVESTMENT — 1.2%
Repurchase Agreement — 1.2%

$8,460,000	Nomura Securities International Inc. repurchase agreement dated 7/31/07, 5.250% due 8/1/07; Proceeds at maturity — $8,461,234; (Fully collateralized by U.S. government agency obligation, 4.750% due 11/17/15; Market value —$8,629,792) (Cost — $8,460,000)	8,460,000
	TOTAL INVESTMENTS — 97.6% (Cost — $718,784,597#)	673,908,431

	Other Assets in Excess of Liabilities — 2.4%	16,576,139

	TOTAL NET ASSETS — 100.0%	$690,484,570

*	Non-income producing security.
(a)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(b)	Payment-in-kind security for which part of the income earned may be paid as additional principal.
(c)	Variable rate security. Interest rate disclosed is that which is in effect at July 31, 2007.
(d)	Security is currently in default.
(e)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
(f)	Illiquid security.
(g)	Participation interest was acquired through the financial institution indicated parenthetically.
#	Aggregate cost for federal income tax purposes is $720,576,664.

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report         21

Statement of Assets and Liabilities (July 31, 2007)

ASSETS:

Investments, at value (Cost — $718,784,597)	$673,908,431
Cash	21,917
Interest receivable	14,957,347
Receivable for securities sold	5,765,260
Receivable for Fund shares sold	302,291
Prepaid expenses	750,978

Total Assets	695,706,224

LIABILITIES:

Distributions payable	2,316,207
Payable for Fund shares repurchased	1,357,714
Payable for securities purchased	727,385
Distribution fees payable	306,917
Investment management fee payable	304,051
Deferred compensation payable	33,185
Trustees’ fees payable	20,340
Accrued expenses	155,855

Total Liabilities	5,221,654

Total Net Assets	$690,484,570

NET ASSETS:

Par value (Note 6)	$1,049
Paid-in capital in excess of par value	1,394,558,234
Overdistributed net investment income	(1,850,031)
Accumulated net realized loss on investments	(657,348,516)
Net unrealized depreciation on investments	(44,876,166)

Total Net Assets	$690,484,570

Shares Outstanding:

Class A	47,300,964

Class B	17,899,173

Class C	38,652,212

Class I (1)	1,095,317

Net Asset Value:

Class A (and redemption price)	$6.56

Class B *	$6.59

Class C *	$6.59

Class I (1) (and redemption price)	$6.59

Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 4.25%) (2)	$6.85

(1)	As of November 20, 2006, Class Y shares were renamed Class I shares.
(2)	Class A shares maximum initial sales charge decreased from 4.50% to 4.25% on November 20, 2006.
*	Redemption price per share is NAV of Class B and C shares reduced by a 4.50% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

22        Legg Mason Partners High Income Fund 2007 Annual Report

Statement of Operations (For the year ended July 31, 2007)

INVESTMENT INCOME:

Interest	$58,906,957
Dividends	131,155

Total Investment Income	59,038,112

EXPENSES:

Investment management fee (Note 2)	4,182,696
Distribution fees (Notes 2 and 4)	3,362,605
Transfer agent fees (Note 4)	207,339
Restructuring and reorganization fees (Note 12)	106,394
Registration fees	55,980
Shareholder reports (Note 4)	52,860
Trustees’ fees (Note 12)	51,788
Audit and tax	47,639
Legal fees	32,842
Insurance	17,674
Custody fees	1,149
Miscellaneous expenses	10,378

Total Expenses	8,129,344
Less: Fee waivers and/or expense reimbursements (Notes 2 and 12)	(80,609)

Net Expenses	8,048,735

Net Investment Income	50,989,377

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Gain From Investments	25,261,226
Change in Net Unrealized Appreciation/Depreciation	(35,426,035)

Net Loss on Investments	(10,164,809)

Increase in Net Assets From Operations	$40,824,568

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report         23

Statements of Changes in Net Assets (For the years ended July 31,)

	2007	2006
OPERATIONS:

Net investment income	$50,989,377	$58,879,029
Net realized gain	25,261,226	24,203,514
Change in net unrealized appreciation/depreciation	(35,426,035)	(61,020,106)

Increase in Net Assets From Operations	40,824,568	22,062,437

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(52,463,403)	(58,063,038)

Decrease in Net Assets From Distributions to Shareholders	(52,463,403)	(58,063,038)

FUND SHARE TRANSACTIONS (NOTE 6):

Net proceeds from sale of shares	65,951,809	69,095,466
Reinvestment of distributions	23,076,397	23,788,355
Cost of shares repurchased	(219,255,606)	(389,866,677)
Net assets of shares issued in connection with merger (Note 7)	155,921,079	—

Increase (Decrease) in Net Assets From Fund Share Transactions	25,693,679	(296,982,856)

Increase (Decrease) in Net Assets	14,054,844	(332,983,457)
NET ASSETS:

Beginning of year	676,429,726	1,009,413,183

End of year*	$690,484,570	$676,429,726

* Includes overdistributed net investment income of:	$(1,850,031)	$(1,887,521)

See Notes to Financial Statements.

24        Legg Mason Partners High Income Fund 2007 Annual Report

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended July 31:

Class A Shares(1)	2007		2006	2005		2004	2003
Net Asset Value, Beginning of Year	$6.64		$6.94	$6.79		$6.62	$5.97

Income (Loss) From Operations:

Net investment income	0.52		0.53	0.52		0.55	0.62
Net realized and unrealized gain (loss)	(0.07)		(0.30)	0.16		0.23	0.69

Total Income From Operations	0.45		0.23	0.68		0.78	1.31

Less Distributions From:

Net investment income	(0.53)		(0.53)	(0.53)		(0.59)	(0.61)
Return of capital	—		—	—		(0.02)	(0.05)

Total Distributions	(0.53)		(0.53)	(0.53)		(0.61)	(0.66)

Net Asset Value, End of Year	$6.56		$6.64	$6.94		$6.79	$6.62

Total Return(2)	6.75%		3.38%	10.26	%(3)	12.16%	23.23%

Net Assets, End of Year (millions)	$310		$347	$397		$438	$421

Ratios to Average Net Assets:

Gross expenses	0.94	%(4)	0.94%	0.98%		1.03%	1.07%
Net expenses	0.94	(4)(5)	0.92 (5)	0.96	(5)	1.03	1.07
Net investment income	7.54		7.77	7.47		7.97	9.76

Portfolio Turnover Rate	63%		55%	18%		44%	53%

(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(3)	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.92% (Note 12).

(5)	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report         25

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31:

Class B Shares(1)	2007		2006	2005		2004	2003
Net Asset Value, Beginning of Year	$6.67		$6.97	$6.82		$6.64	$5.99

Income (Loss) From Operations:

Net investment income	0.49		0.49	0.48		0.51	0.59
Net realized and unrealized gain (loss)	(0.06)		(0.30)	0.16		0.25	0.68

Total Income From Operations	0.43		0.19	0.64		0.76	1.27

Less Distributions From:

Net investment income	(0.51)		(0.49)	(0.49)		(0.56)	(0.57)
Return of capital	—		—	—		(0.02)	(0.05)

Total Distributions	(0.51)		(0.49)	(0.49)		(0.58)	(0.62)

Net Asset Value, End of Year	$6.59		$6.67	$6.97		$6.82	$6.64

Total Return(2)	6.25%		2.87%	9.65	%(3)	11.72%	22.45%

Net Assets, End of Year (millions)	$118		$180	$273		$353	$392

Ratios to Average Net Assets:

Gross expenses	1.42	%(4)	1.46%	1.49%		1.55%	1.57%
Net expenses	1.42	(4)(5)	1.44 (5)	1.47	(5)	1.55	1.57
Net investment income	7.06		7.22	6.95		7.46	9.31

Portfolio Turnover Rate	63%		55%	18%		44%	53%

(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(3)	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.40% (Note 12).

(5)	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

26        Legg Mason Partners High Income Fund 2007 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31:

Class C Shares(1)	2007		2006	2005		2004	2003
Net Asset Value, Beginning of Year	$6.67		$6.98	$6.82		$6.65	$6.00

Income (Loss) From Operations:

Net investment income	0.49		0.50	0.49		0.52	0.59
Net realized and unrealized gain (loss)	(0.06)		(0.31)	0.17		0.24	0.69

Total Income From Operations	0.43		0.19	0.66		0.76	1.28

Less Distributions From:

Net investment income	(0.51)		(0.50)	(0.50)		(0.57)	(0.58)
Return of capital	—		—	—		(0.02)	(0.05)

Total Distributions	(0.51)		(0.50)	(0.50)		(0.59)	(0.63)

Net Asset Value, End of Year	$6.59		$6.67	$6.98		$6.82	$6.65

Total Return(2)	6.31%		2.78%	9.90	%(3)	11.64%	22.55%

Net Assets, End of Year (millions)	$255		$142	$191		$230	$217

Ratios to Average Net Assets:

Gross expenses	1.39	%(4)	1.39%	1.42%		1.48%	1.50%
Net expenses	1.36	(4)(5)(6)	1.37 (5)	1.40	(5)	1.48	1.50
Net investment income	7.10		7.30	7.02		7.53	9.31

Portfolio Turnover Rate	63%		55%	18%		44%	53%

(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(3)	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.38 % and 1.34%, respectively (Note 12).

(5)	Reflects fee waivers and/or expense reimbursements.
(6)

As a result of a contractual expense limitation, effective March 16, 2007 through December 1, 2008, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 1.38%.

See Notes to Financial Statements.

Legg Mason Partners High Income Fund 2007 Annual Report         27

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31:

Class I Shares(1)(2)	2007		2006	2005		2004	2003
Net Asset Value, Beginning of Year	$6.68		$6.98	$6.82		$6.65	$6.00

Income (Loss) From Operations:

Net investment income	0.54		0.53	0.54		0.56	0.65
Net realized and unrealized gain (loss)	(0.07)		(0.28)	0.17		0.25	0.68

Total Income From Operations	0.47		0.25	0.71		0.81	1.33

Less Distributions From:

Net investment income	(0.56)		(0.55)	(0.55)		(0.62)	(0.63)
Return of capital	—		—	—		(0.02)	(0.05)

Total Distributions	(0.56)		(0.55)	(0.55)		(0.64)	(0.68)

Net Asset Value, End of Year	$6.59		$6.68	$6.98		$6.82	$6.65

Total Return(3)	6.90%		3.67%	10.72	%(4)	12.46%	23.58%

Net Assets, End of Year (millions)	$7		$7	$148		$178	$159

Ratios to Average Net Assets:

Gross expenses	0.65	%(5)	0.62%	0.62%		0.71%	0.73%
Net expenses	0.65	(5)(6)	0.62 (6)	0.60	(6)	0.71	0.73
Net investment income	7.72		7.66	7.81		8.30	10.14

Portfolio Turnover Rate	63%		55%	18%		44%	53%

(1)	Per share amounts have been calculated using the average shares method.
(2)	As of November 20, 2006, Class Y shares were renamed Class I shares.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(4)	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.62% (Note 12).

(6)	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

28        Legg Mason Partners High Income Fund 2007 Annual Report

Notes to Financial Statements

1. Organization and Significant Accounting Policies

Legg Mason Partners High Income Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Income Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Prior to April 16, 2007, the Fund was a separate diversified investment fund of Legg Mason Partners Income Funds, a Massachusetts business trust registered under the 1940 Act.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. Publicly traded foreign government debt securities are typically traded internationally in the over-the-counter market, and are valued at the mean between the bid and the ask prices as of the close of business of that market. Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Loan Participations. The Fund may invest in loans arranged through private negotiation between one or more financial institutions. The Fund’s investment in any such loan may be in the form of a participation in or an assignment of the loan. In connection with purchasing participations, the Fund generally will have no right to enforce compliance by the borrower with the terms of the loan agreement, nor any rights of set-off against the borrower and the Fund may not benefit directly from any collateral supporting the loan in which it has purchased the participation.

Legg Mason Partners High Income Fund 2007 Annual Report        29

Notes to Financial Statements (continued)

The Fund assumes the credit risk of the borrower, the lender that is selling the participation and any other persons interpositioned between the Fund and the borrower. In the event of the insolvency of the lender selling the participation, the Fund may be treated as a general creditor of the lender and may not benefit from any set-off between the lender and the borrower.

(d) Credit and Market Risk. The Fund invests in high yield instruments that are subject to certain credit and market risks. The yields of high yield obligations reflect, among other things, perceived credit and market risks. The Fund’s investment in securities rated below investment grade typically involves risks not associated with higher rated securities including, among others, greater risk related to timely and ultimate payment of interest and principal, greater market price volatility and less liquid secondary market trading.

(e) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(f) Distributions to Shareholders. Distributions from net investment income on the shares of the Fund are declared each business day to shareholders of record, and are paid monthly. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(h) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

(i) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Overdistributed Net Investment Income	Accumulated Net Realized Loss	Paid-in Capital
(a)	$106,394	$132,550,564	$(132,656,958)
(b)	1,405,122	(1,405,122)	—

(a)	Reclassifications are primarily due to the expiration and write off of a capital loss carryforward related to the transfer of net assets (See Note 7) and book/tax differences in the treatment of various items.
(b)	Reclassifications are primarily due to differences between book and tax amortization of premium on fixed income securities, book/tax differences in the treatment of consent fees and income from mortgage backed securities treated as capital gains for tax purposes.

30        Legg Mason Partners High Income Fund 2007 Annual Report

Notes to Financial Statements (continued)

2. Investment Management Agreement and Other Transactions with Affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Western Asset Management Company (“Western Asset”) is the Fund’s subadviser. Effective October 30, 2006, Western Asset Management Company Limited (“Western Asset Limited”) became an additional subadviser to the Fund. LMPFA, Western Asset and Western Asset Limited are wholly-owned subsidiaries of Legg Mason.

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of 0.60% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadvisers the day-to-day portfolio management of the Fund. For its services, LMPFA pays Western Asset 70% of the net management fee it receives from the Fund. Western Asset pays Western Asset Limited a sub-advisory fee of 0.30% on the net assets managed by Western Asset Limited.

Effective March 16, 2007 through December 1, 2008, Class C shares had a contractual expense limitation in place of 1.38%.

During the year ended July 31, 2007, LMPFA waived a portion of its fee in the amount of $65,467. In addition, during the year ended July 31, 2007, the Fund was reimbursed for expenses amounting to $15,142.

Citigroup Global Markets Inc. (“CGM”) and Legg Mason Investor Services, LLC (“LMIS”) are co-distributors of the Fund. LMIS is a wholly-owned broker-dealer of Legg Mason.

There is a maximum initial sales charge of 4.25% for Class A shares. Effective November 20, 2006, the maximum initial sales charge on Class A shares of the Fund decreased from 4.50% to 4.25% for shares purchased on or after that date. There is a contingent deferred sales charge (“CDSC”) of 4.50% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 0.50% the first year after purchase payment and thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $500,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended July 31, 2007, LMIS and its affiliates received sales charges of approximately $13,000 on sales of the Fund’s Class A shares. In addition, for the year ended July 31, 2007, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$260,000	$13,000

*	Amount represents less than $1,000.

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allows non-interested trustees (“Trustees”) to defer the receipt of all or a portion

Legg Mason Partners High Income Fund 2007 Annual Report        31

Notes to Financial Statements (continued)

of the trustees’ fees earned until a later date specified by the Trustees. The deferred fees earn a return based on notional investments selected by the Trustees. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the Statement of Operations under Trustees’ fees. Under the Plan, deferred fees are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated, effective January 1, 2006. This change will have no effect on fees previously deferred. As of July 31, 2007, the Fund had accrued $33,185 as deferred compensation payable.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended July 31, 2007, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$426,577,131

Sales	559,529,368

At July 31, 2007, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$6,611,849
Gross unrealized depreciation	(53,280,082)

Net unrealized depreciation	$(46,668,233)

At July 31, 2007, the Fund held loan participations with a total cost of $13,907,788 and a total market value of $13,717,500.

4. Class Specific Expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.50% and 0.45% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended July 31, 2007, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class A	$863,710	$106,465	$30,757
Class B	1,150,003	20,745	9,367
Class C	1,348,892	80,082	12,434
Class I*	—	47	302

Total	$3,362,605	$207,339	$52,860

*	As of November 20, 2006, Class Y shares were renamed Class I shares.

32        Legg Mason Partners High Income Fund 2007 Annual Report

Notes to Financial Statements (continued)

5. Distributions to Shareholders by Class

	Year Ended July 31, 2007	Year Ended July 31, 2006
Net Investment Income:

Class A	$26,786,341	$28,480,431
Class B	11,149,087	15,892,012
Class C	14,083,986	11,864,334
Class I*	443,989	1,826,261

Total	$52,463,403	$58,063,038

*	As of November 20, 2006, Class Y shares were renamed Class I shares.

6. Shares of Beneficial Interest

At July 31, 2007, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares. Prior to April 16, 2007, the Trust had an unlimited numbers of shares of beneficial interest authorized with a par value of $0.001 per share.

Transactions in shares of each class were as follows:

	Year Ended July 31, 2007		Year Ended July 31, 2006
	Shares	Amount	Shares	Amount
Class A

Shares sold	6,354,704	$43,871,376	7,950,272	$53,896,714
Shares issued on reinvestment	1,720,297	11,839,827	1,907,691	12,897,203
Shares repurchased	(13,034,017)	(89,789,219)	(14,754,431)	(99,971,788)

Net Decrease	(4,959,016)	$(34,078,016)	(4,896,468)	$(33,177,871)

Class B

Shares sold	949,596	$6,548,989	1,128,317	$7,675,417
Shares issued on reinvestment	597,158	4,121,711	874,425	5,938,502
Shares repurchased	(10,635,711)	(73,504,571)	(14,194,942)	(96,642,807)

Net Decrease	(9,088,957)	$(62,833,871)	(12,192,200)	$(83,028,888)

Class C

Shares sold	1,891,733	$13,176,486	808,115	$5,509,942
Shares issued on reinvestment	1,006,475	6,968,628	728,605	4,949,961
Shares repurchased	(6,913,905)	(47,920,064)	(7,615,431)	(51,836,600)
Shares issued with merger	21,354,459	150,273,765	—	—

Net Increase (Decrease)	17,338,762	$122,498,815	(6,078,711)	$(41,376,697)

Class I*

Shares sold	348,123	$2,354,958	288,890	$2,013,393
Shares issued on reinvestment	21,097	146,231	401	2,689
Shares repurchased	(1,151,622)	(8,041,752)	(20,485,139)	(141,415,482)
Shares issued with merger	802,506	5,647,314	—	—

Net Increase (Decrease)	20,104	$106,751	(20,195,848)	$(139,399,400)

*	As of November 20, 2006, Class Y shares were renamed Class I shares.

Legg Mason Partners High Income Fund 2007 Annual Report        33

Notes to Financial Statements (continued)

7. Transfer of Net Assets

On March 16, 2007, the Fund acquired the assets and certain liabilities of the Legg Mason High Yield Portfolio, pursuant to a plan of reorganization approved by Legg Mason High Yield Portfolio shareholders. Total shares issued by the Fund and the total net assets of the Legg Mason High Yield Portfolio and the Fund on the date of the transfer were as follows:

Acquired Fund	Shares Issued by the Fund	Total Net Assets of the High Yield Portfolio	Total Net Assets of the Fund
Legg Mason High Yield Portfolio	22,156,965	$155,921,079	$631,070,897

The total net assets of the Legg Mason High Yield Portfolio before acquisition included unrealized appreciation of $4,786,330 and accumulated net realized loss of $150,925,805. Total net assets of the Fund immediately after the transfer were $786,991,976. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

8. Income Tax Information and Distributions to Shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions:

Record Date Payable Date	Class A	Class B	Class C	Class I
Daily 08/31/2007	$0.051660	$0.048724	$0.049010	$0.053462

The tax character of distributions paid during the fiscal years ended July 31, was as follows:

	2007	2006
Distributions Paid From:

Ordinary Income	$52,463,403	$58,063,038

34        Legg Mason Partners High Income Fund 2007 Annual Report

Notes to Financial Statements (continued)

As of July 31, 2007, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(655,556,449)
Other book/tax temporary differences(a)	(1,850,031)
Unrealized appreciation/(depreciation)(b)	(46,668,233)

Total accumulated earnings/(losses)-net	$(704,074,713)

*	During the taxable year ended July 31, 2007, $150,618,598 of capital loss carryforwards were transferred to the Fund as a result of the reorganization discussed in Note 7, of which $132,550,564 has been expired and written-off to paid-in capital due to certain tax limitations. Additionally, the Fund utilized $23,722,282 of its capital loss carryover available from prior years. As of July 31, 2007, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
7/31/2008	$(53,168,760)
7/31/2009	(143,558,396)
7/31/2010	(302,952,815)
7/31/2011	(139,767,629)
7/31/2012	(16,108,849)

$(655,556,449)

These amounts will be available to offset any future taxable capital gains subject to various limitations imposed by tax regulations due to the reorganization discussed in Note 7.

(a)

Other book/tax temporary differences are attributable primarily to the difference between cash and accrual basis distributions paid, differences between the book/tax accrual of interest income on securities in default and differences in the book/tax treatment of various items.

(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales and the difference between book & tax amortization methods for premiums on fixed income securities.

9. Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then-investment adviser or manager to the Fund, and CGM, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the

Legg Mason Partners High Income Fund 2007 Annual Report        35

Notes to Financial Statements (continued)

materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ Boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

10. Legal Matters

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 9. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the advisor for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

36        Legg Mason Partners High Income Fund 2007 Annual Report

Notes to Financial Statements (continued)

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

As of the date of this report, the Fund’s manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Fund or the ability of the Fund’s manager and its affiliates to continue to render services to the Fund under its respective contracts.

* * *

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM, SBFM and CGM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the Funds or any

Legg Mason Partners High Income Fund 2007 Annual Report        37

Notes to Financial Statements (continued)

of their Board members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint. The Defendants have filed a motion to dismiss the second amended complaint. It is uncertain when the court will decide the motion. No assurances can be given as to the outcome of this matter.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

11. Other Matters

On September 16, 2005, the staff of the SEC informed SBFM and SBAM that the staff is considering recommending that the SEC institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the 1940 Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the SEC and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the 1940 Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

Although there can be no assurance, the Fund’s manager believes that this matter is not likely to have a material adverse effect on the Fund.

12. Special Shareholder Meeting and Reorganization

Shareholders of the Fund approved a number of initiatives designed to streamline and restructure the fund complex. These matters were implemented in early 2007. As noted in the proxy materials, Legg Mason paid for a portion of the costs related to these initiatives. The portions of the costs borne by the Fund were recognized in the period during which the expense was incurred. Such expenses relate to obtaining shareholder votes for proposals presented in the proxy, the election of board members, retirement of board members, as well as printing, mailing, and soliciting proxies.

The portions of these costs borne by the Fund and reflected in the Statement of Operations are deemed extraordinary and, therefore, not subject to expense limitation agreements, if applicable.

13. Recent Accounting Pronouncements

During June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48 (“FIN 48” or the “Interpretation”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109. FIN 48 supplements FASB Statement 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 prescribes a comprehensive model for how a fund should recognize, measure, present, and disclose in its

38        Legg Mason Partners High Income Fund 2007 Annual Report

Notes to Financial Statements (continued)

financial statements uncertain tax positions that the fund has taken or expects to take on a tax return. FIN 48 requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits. Management must be able to conclude that the tax law, regulations, case law, and other objective information regarding the technical merits sufficiently support the position’s sustainability with a likelihood of more than 50 percent. FIN 48 is effective for fiscal periods beginning after December 15, 2006, which for this Fund was August 1, 2007. At adoption, the financial statements must be adjusted to reflect only those tax positions that are more likely than not to be sustained as of the adoption date. Management of the Fund has determined that adopting FIN 48 will not have a material impact on the Fund’s financial statements.

* * *

On September 20, 2006, FASB released Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 157 and its impact on the financial statements has not yet been determined.

14. Shareholder Information

On July 24, 2007, NYSE Regulation, Inc. (“NYSE Regulation”) and the New Jersey Bureau of Securities (“NJBS”) announced they had censured and fined CGM for failing to supervise trading of mutual fund shares and variable annuity mutual fund sub-accounts, failing to prevent deceptive market timing by certain brokers on behalf of hedge-fund customers, and failing to maintain adequate books and records during the period from January 2000 to September 2003. Under the settlement with NYSE Regulation and NJBS, CGM agreed to pay a total of $50 million in disgorgement and penalties and neither admitted nor denied guilt. CGM is a distributor of the Fund. The Fund’s investment manager believes that this settlement will not have any effect on the financial position or results of operations of the Fund. The investment manager has been informed by CGM that the settlement will not affect the ability of CGM to continue to render services to the Fund under its contract.

Legg Mason Partners High Income Fund 2007 Annual Report        39

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Legg Mason Partners Income Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners High Income Fund, a series of Legg Mason Partners Income Trust (formerly a series of Legg Mason Partners Income Funds) as of July 31, 2007, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2007, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners High Income Fund as of July 31, 2007, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

September 25, 2007

40        Legg Mason Partners High Income Fund 2007 Annual Report

Additional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Legg Mason Partners High Income Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers of the Trust is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Legg Mason Partners Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served**	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Non-Interested Trustees:

Elliott J. Berv c/o R. Jay Gerken, CFA Legg Mason & Co., LLC (“Legg Mason”) 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1943	Trustee	Since 1989	President and Chief Executive Officer, Catalyst (consulting) (since 1984); Formerly, Chief Executive Officer, Rocket City Enterprises (media) (from 2000 to 2005); Formerly, Chief Executive Officer, Landmark City (real estate development) (from 2001 to 2004); Formerly, Executive Vice President, DigiGym Systems (personal fitness systems) (from 2001 to 2004); Formerly, Chief Executive Officer, Motorcity USA (Motorsport Racing) (from 2004 to 2005)	64	Board Member, American Identity Corp. (doing business as Morpheus Technologies) (biometric information management) (since 2001); Director, Lapoint Industries (industrial filter company) (since 2002); Director, Alzheimer’s Association (New England Chapter) (since 1998)

A. Benton Cocanougher c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1938	Trustee	Since 1991	Dean Emeritus and Professor, Texas A&M University (since 2004); Formerly, Interim Chancellor, Texas A&M University System (from 2003 to 2004); Formerly, Special Advisor to the President, Texas A&M University (from 2002 to 2003)	64	None

Jane F. Dasher c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1949	Trustee	Since 1999	Chief Financial Officer, Korsant Partners, LLC (a family investment company)	64	None

Legg Mason Partners High Income Fund        41

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served**	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Mark T. Finn c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1943	Trustee	Since 1989	Adjunct Professor, College of William & Mary (since 2002); Principal/Member Balvan Partners (investment management) (since 2002); Chairman, Chief Executive Officer and Owner, Vantage Consulting Group, Inc. (investment management) (since 1988)	64	None

Rainer Greeven c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1936	Trustee	Since 1994	Attorney, Rainer Greeven PC; President and Director, 62nd Street East Corporation (real estate) (since 2002)	64	None

Stephen R. Gross c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1947	Trustee	Since 1986	Chairman, HLB Gross Collins, PC (accounting and consulting firm) (since 1979); Treasurer, Coventry Limited, Inc. (Senior Living Facilities) (since 1985); Formerly, Managing Director, Fountainhead Ventures, LLC (technology accelerator) (from 1998 to 2003); Formerly, Partner, Capital investment Advisory Partners (leverage buyout consulting) (from 2000 to 2002); Formerly, Secretary, Carint N.A. (manufacturing) (from 1998 to 2002)	64	Director, Andersen Calhoun (assisted living) (since 1987); Formerly, Director, United Telesis, Inc. (telecommunications) (from 1997 to 2002); Formerly, Director ebank Financial Services, Inc. (from 1999 to 2004)

Richard E. Hanson, Jr. c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1941	Trustee	Since 1985	Retired; Formerly, Headmaster, The New Atlanta Jewish Community High School, Atlanta, Georgia (from 1996 to 2000)	64	None

Diana R. Harrington c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1940	Trustee	Since 1992	Professor, Badson College (since 1992)	64	None

42        Legg Mason Partners High Income Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served**	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Susan M. Heilbron c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1945	Trustee	Since 1994	Independent Consultant (since 2001)	64	None

Susan B. Kerley c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1951	Trustee	Since 1992	Investment Consulting Partner, Strategic Management Advisors, LLC (investment consulting) (since 1990)	64	Chairperson and Independent Board Member of Eclipse Fund, Inc. and Eclipse Funds (which trade as Mainstay Funds) (currently supervises 16 investment companies in the fund complex) (since 1991)

Alan G. Merten c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1941	Trustee	Since 1990	President, George Mason University (since 1996)	64	Director of Cardinal Financial Corporation (since November 2006); Trustee, First Potomac Realty Trust (since 2005); Formerly, Director, Xybernaut Corporation (information technology) (from 2004 to 2006); Formerly Director, Digital Net Holdings, Inc. (from 2003 to 2004); Formerly, Director, Comshare, Inc. (information technology) (from 1985 to 2003)

R. Richardson Pettit c/o R. Jay Gerken, CFA Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1942	Trustee	Since 1990	Formerly, Duncan Professor of Finance, University of Houston (from 1977 to 2006)	64	None

Legg Mason Partners High Income Fund        43

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served**	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Interested Trustee:

R. Jay Gerken, CFA*** Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1951	Chairman, President and Chief Executive Officer	Since 2002	Managing Director of Legg Mason; Chairman of the Board and Trustee/Director of 150 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; Chairman, President and Chief Executive Officer of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason and its affiliates; Formerly Chairman President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (2002 to 2005)	133	Trustee, Consulting Group Capital Markets Funds (2002-2006).

Officers:

Frances M. Guggino Legg Mason 125 Broad Street, 10th Floor New York, NY 10004 Birth Year: 1957	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly Controller of certain mutual funds associated with Legg Mason (from 1999 to 2004)	N/A	N/A

Ted P. Becker Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1951	Chief Compliance Officer	Since 2006	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); Managing Director of Compliance at Legg Mason or its predecessor (from 2002 to 2005); Prior to 2002, Managing Director—Internal Audit & Risk Review at Citigroup, Inc.	N/A	N/A

44         Legg Mason Partners High Income Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served**	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
John Chiota Legg Mason 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1968	Chief Anti- Money Laundering Compliance Officer	Since 2006	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse	N/A	N/A

David Castano Legg Mason 125 Broad Street 10th Floor New York, NY 10004 Birth Year: 1971	Controller	Since 2007	Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Treasurer of Lord Abbett mutual funds (from 2004 to 2006); Supervisor at UBS Global Asset Management (from 2003 to 2004); Accounting Manager at Citigroup Asset Management (prior to 2003)	N/A	N/A

Matthew Plastina Legg Mason 125 Broad Street 10th Floor New York, NY 10004 Birth Year: 1970	Controller	Since 2007	Assistant Vice President of Legg Mason or its predecessor (since 1999); Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2002 to 2007)	N/A	N/A

Robert I. Frenkel Legg Mason 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)	N/A	N/A

*	Each Trustee and officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.
**	Indicates the earliest year in which the Trustee became a Board Member for a Fund in the Legg Mason Partners Fund complex.
***	Mr. Gerken is an “interested person” of the Fund as defined in the Investment Company Act of 1940, as amended, because Mr. Gerken is an officer of LMPFA and of certain of its affiliates.

Legg Mason Partners High Income Fund         45

Legg Mason Partners High Income Fund

TRUSTEES

Elliot J. Berv

A. Benton Cocanougher

Jane F. Dasher

Mark T. Finn

R. Jay Gerken, CFA

    Chairman

Rainer Greeven

Stephen R. Gross

Richard E. Hanson, Jr.

Diana R. Harrington

Susan M. Heilbron

Susan B. Kerley

Alan G. Merten

R. Richardson Pettit

INVESTMENT MANAGER

Legg Mason Partners Fund Advisor, LLC

SUBADVISERS

Western Asset Management Company

Western Asset Management Company Limited

DISTRIBUTORS

Citigroup Global Markets Inc.

Legg Mason Investor Services, LLC

CUSTODIAN

State Street Bank and Trust Company

TRANSFER AGENT

PFPC Inc.

4400 Computer Drive

Westborough, Massachusetts

01581

INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP

345 Park Avenue

New York, New York 10154

This report is submitted for the general information of the shareholders of Legg Mason Partners High Income Fund but it may also be used as sales literature when preceded or accompanied by the current Prospectus.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/InvestorServices

©2007 Legg Mason Investor Services, LLC

Member FINRA, SIPC

FD0429 9/07	SR07-412

Legg Mason Partners High Income Fund

The Fund is a separate investment series of the Legg Mason Partners Income Trust, a Maryland business trust.

LEGG MASON PARTNERS HIGH INCOME FUND

Legg Mason Partners Funds

125 Broad Street

10th Floor, MF-2

New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Partners Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/InvestorServices and (3) on the SEC’s website at www.sec.gov.